SUB-ITEM 77 C:  Submission of matters
to a vote of security holders

A Special Meeting of Shareholders of
Federated Balanced Allocation
Fund, a portfolio of Federated Managed
Allocation Portfolios, was held on
November 8, 2011 . The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve or disapprove a proposed
Agreement and Plan of
Reorganization pursuant to which
Federated Asset Allocation Fund
would acquire all or substantially
all of the assets of Federated Balanced
Allocation Fund, a portfolio of Federated
Managed Allocation Portfolios,
in exchange for Class A Shares, Class
B Shares and Class C Shares of
Federated Asset Allocation Fund. The
Shares of Federated Asset
Allocation Fund held by Federated
Balanced Allocation Fund would then
be distributed to Federated Balanced
Allocation Fund's Shareholders, pro
rata, in complete liquidation and
termination of Federated Balanced
Allocation Fund. As a result of the
reorganization, shareholders of
Federated Balanced Allocation Fund
will receive Shares of the
corresponding share class of
Federated Asset Allocation Fund


Shares voted affirmatively ................
...................2,488,377.883

Shares voted negatively ............
............................75,565.237

Shares abstaining ...............
....................................142,590.334



The Definitive Proxy Statement
for this Special (Annual)
Meeting was filed
with the Securities and
Exchange Commission on
September 30, 2011,
and is incorporated
by reference. (File No. 811-1)